Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-72730) and Form S-8 (No. 333-117007, No. 333-103663, No. 333-61248, No. 333-54976, No. 333-52634, No. 333-47020, No. 333-92619 and No. 333-81492) of SonicWALL, Inc. of our report dated March 16, 2005, except for the restatement described in Note 13 to the consolidated financial statements and the matter described in penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 16, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

May 16, 2005